Exhibit 10.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

(Effective as of May 18, 2006)

Each non-employee director of the Company will receive an annual retainer fee of $40,000, a $3,000 fee for each Board of Directors meeting attended in-person and a $1,000 fee for each Board of Directors meeting attended by telephone. The Chairman of the Board of Directors will receive an additional annual retainer fee of $160,000. Each non-employee director of the Company other than the Chairman of the Board of Directors also will receive a special additional retainer fee in 2006 of $30,000 in recognition of the substantially increased time commitment being required of the directors. The Chairman of the Audit Committee will receive an annual retainer fee of $25,000, an increase from $15,000. All other Committee Chairmen will receive an annual retainer fee of $10,000. Each Committee member will receive a $2,000 fee for each Committee meeting attended in-person and a $1,000 fee for each Committee meeting attended by telephone. Non-employee directors also will receive an annual grant of options to purchase 3,800 shares of Common Stock and an annual award of 1,500 shares of restricted stock under the 2005 Outside Directors’ Stock Incentive Plan. On a temporary basis — through the conclusion of the currently increased level of Board of Directors and Committee activities — the meeting fees will be increased by $2,000 for each in-person Board of Directors meeting and by $1,000 for all other Board of Directors and Committee meetings.